VidaMed, Inc.
                              46107 Landing parkway
                            Fremont, California 94538

                                  June 26, 1999

Mr. David Illingworth
President and Chief Executive Officer
VidaMed, Inc,
46107 Landing Parkway
Fremont, California 94538

Re: Transition to Employment as Executive Chairman

Dear Mr. Illingworth:

         This letter will confirm the terms of your transition to the role of Executive Chairman, such transition to be effective August 1, 1999 or earlier if mutually agreed upon by you and the new President and Chief Executive Officer (the "Transition Date"). The terms under which such employment is offered are as follows:

         1. Position and Responsibilities. By the authority vested in the Board of Directors under Section 5.3 of the "Bylaws of VidaMed, Inc. (a Delaware corporation)" you are herewith appointed to the position of Executive Chairman, reporting to the President and Chief Executive of the Company. During the term of your service you shall devote up to 50% of your working time to your duties and responsibilities of your employment and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of VidaMed in effect or as may be promulgated by the Company from time to time during your employment.

         In  particular,  your  responsibilities  as  Executive  Chairman  shall include the following: (i) assisting with smooth transition of Mr. Randy Lindholm to his position as President and Chief Executive Officer of the Company, (ii) making personal visits with distribution partners during the third quarter of 1999, (iii) participating in fundraising activities, (iv) participating in efforts to explore strategic relationships and partnerships, and (v) such other duties as may be assigned to you by the President and CEO of the Company. The term of your service as Executive Chairman will continue through February 1, 2000 ("Termination Date"), unless modified by mutual agreement in writing.

         It is noted that you shall continue to serve as Chairman of the VidaMed Board of Directors and participate on the nominating committee of Board of Directors during the present term of that office. Your authority and responsibility as Chairman and member of the VidaMed Board of Directors is herewith recognized as distinct from the duties and authority of the Executive Chairman hereunder.

         2.       Compensation and Benefits.

                   (a) In consideration of your services, effective as of your transition date of August 1, 1999, you will be paid a base salary of 50% of your current base salary of $270.000.00 per annum payable twice monthly in accordance with VidaMed's standard payroll practices. If during any payroll period, you devote greater than 50% of your working time to VidaMed matters as Executive Chairman, your salary for such period will be prorated accordingly.

                   (b) You will also be entitled to participate in the VidaMed Performance Improvement Plan ("PIP") under such term accorded the President and Chief Executive Officer of the Company, prorated through August 1, 1999. You will not be eligible to participate in the PIP after August 1, 1999, except to the extent of the proration for the 1999 fiscal year. For purposes of calculating

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benefits  under the PIP, the  Operating  Plan shall be the "Steady  Growth Plan"
stated in the Minutes of the Board of Directors dated June 22, 1999.

                   (c) Upon faithful completion of your service as Executive Chairman, the remaining balance of $62,500 loan made to you by the Company shall be deemed earned and the note forgiven.

                   (d) You will also be entitled to receive the standard employee benefits made available by VidaMed to its employees to the full extent of your eligibility therefor. VidaMed will reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, upon prior authorization and approval in accordance with VidaMed's expense reimbursement policy then in effect and as may be amended from time to time.

         3. Stock Options. Your stock option for an aggregate of 250,000 shares which was granted to you on October 9, 1998 (the "10/98 Option") will continue to vest on terms set forth in such option until termination of your services as Executive Chairman. Thereafter you will have thirty (30) days from termination of such service to exercise the shares vested under the 10/98 Option. The unvested portion of all your other unexercised VidaMed options will be cancelled and returned to the VidaMed stock option plan on the Transition Date.

         4. Other Agreements. Your change of control agreement with VidaMed will remain in effect for so long as you are serving as Executive Chairman in accordance with this Agreement. Your indemnification agreement with VidaMed will remain in effect for so long as you are serving as Executive Chairman of VidaMed or as a member of VidaMed's Board of Directors. Your employee confidentiality agreement with VidaMed will remain in effect in accordance with its terms.

         5. Conflicting Employment. You agree that, during the term of your service as Executive Chairman, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which VidaMed is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligation to VidaMed.

         6.        General Provisions.

                  (a) This letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

                   (b) This letter agreement sets the entire agreement and understanding between VidaMed and you relating to your service as Executive Chairman and supersedes all prior verbal discussions between us.

                   (c)  This   agreement   will  be  binding  upon  your  heirs,
executors, administrators and other legal representatives and will be for the benefit of VidaMed and its respective successors and assigns.

         Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this letter as soon as possible.
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                                    VIDAMED, INC.



                                    By _________________________________________
                                       Robert Erra, Member of Board of Directors

Agreed to and accepted this 26th day of June 1999.


  By______________________________________
               David J. Illingworth

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